CROUCH,  BIERWOLF & CHISHOLM
                   Certified Public Accountants
                   50 West Broadway, Suite 1130
                    Salt Lake City, Utah 84101
                      Office (801) 363-1175
                        Fax (801) 363-0615




January 13, 2000


Securities and Exchange Commission
Washington, DC 20549


Dear SEC,

     Crouch, Bierwolf & Chisholm agrees with the following statements as contained in the filing of Form 10 for Shur de Cor, Inc.:

For the past two fiscal years we have not had any disagreements regarding accounting practices, financial statement disclosure, or auditing scope or procedure with our former independent accountant, Crouch, Bierwolf & Chisholm; nor have their reports contained an adverse opinion or disclaimer of opinion.





Sincerely,


/s/ Crouch, Bierwolf & Chisholm

Crouch, Bierwolf & Chisholm